Exhibt 10.2
STOCKHOLDER AGREEMENT
BY AND AMONG
SXC HEALTH SOLUTIONS CORP.,
NEW MOUNTAIN AFFILIATED INVESTORS, L.P.,
AND
NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
DATED AS OF FEBRUARY 25, 2008

INDEX OF DEFINED TERMS

Page
Agreement	1
Beneficial Ownership	2
Beneficially Own	2
Beneficially Owned	2
Claims	11
Company	1
Company Common Stock	1
Company Convertible Preferred Stock	1
Company Stock	1
Covered Shares	2
Depositary	3
Encumbrance	2
Existing Shares	2
Fundamental Amendment	12
Grantees	5
Lock-Up Period	8
Merger	1
Merger Agreement	1
Merger Sub	1
Offer	1
Operative Date	2
Other Stockholder	2
Parent	1
Prohibited Activity	11
Registration Rights Agreement	8
Releasees	11
Section 3.1(a) Matters	5
Stockholder	1
Tender Documents	3
Traded Securities	10
Transfer	2
US Corp.	1
Valuation Period	10

ii

STOCKHOLDER AGREEMENT
          STOCKHOLDER AGREEMENT, dated as of February 25, 2008 (this “Agreement”), by and among SXC Health Solutions Corp., a corporation organized under the laws of Yukon Territory, Canada (“Parent”), New Mountain Affiliated Investors, L.P., a Delaware limited partnership (the “Stockholder”), and National Medical Health Card Systems, Inc., a Delaware corporation (the “Company”).
WITNESSETH:
          WHEREAS, concurrently with the execution of this Agreement, Parent, SXC Health Solutions, Inc., a Texas corporation (“US Corp.”), Comet Merger Corporation, a newly-formed Delaware corporation that is wholly-owned by US Corp. and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), and following the consummation of the Offer (or, subject to certain conditions, in lieu thereof), Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of Company Common Stock and each outstanding share, if any, of the Company’s Series A 7% Convertible Preferred Stock, par value $0.10 per share (“Company Convertible Preferred Stock”, and together with the Company Common Stock, “Company Stock”), will be converted into the right to receive the merger consideration specified therein.
          WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner, in the aggregate, of 165,725 outstanding shares of the Company Convertible Preferred Stock;
          WHEREAS, as a material inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.
          NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
GENERAL
     1.1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          “Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.
          “Covered Shares” means, with respect to the Stockholder, the Stockholder’s Existing Shares, together with any shares of Company Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Company Stock or other voting capital stock of the Company, in each case, that the Stockholder acquires Beneficial Ownership of on or after the date hereof.
          “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), excluding restrictions under securities laws and excluding any Encumbrance set forth in the Certificate of Designations.
          “Existing Shares” means, with respect to the Stockholder, the number of shares of Company Stock Beneficially Owned and owned of record by the Stockholder, as set forth in the recitals.
          “Operative Date” means the Acceptance Date, if the transactions contemplated by the Merger Agreement are effected by means of the Offer followed by the Second Step Merger, and means the Closing, if the transactions contemplated by the Merger Agreement are effected as a One Step Merger.
          “Other Stockholder” means New Mountain Partners, L.P., a Delaware limited partnership and the holder of the outstanding shares of Company Convertible Preferred Stock not held by the Stockholder.
          “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by operation of law or otherwise) (but does not include any conversion of the Company Convertible Preferred Stock into Company Common Stock after the Certificate of Amendment has become effective).
ARTICLE II
TENDERING
     2.1. Agreement to Tender.
          (a) The Stockholder hereby agrees that, within five business days after commencement of the Offer, the Stockholder shall validly tender or cause to be tendered in the Offer all of the shares of Company Stock represented by the Stockholder’s Covered Shares pursuant to and in accordance with the terms of the Offer, by delivering to the depositary designated in the Offer (the “Depositary”) (i) an executed letter of transmittal with respect to the Covered Shares, (ii) a certificate or certificates representing the Covered Shares, (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and (iv) a letter of instruction signed by the Stockholder instructing the Company to convert the Covered Shares into Company Common Stock effective upon receipt of a certificate from an executive officer of Parent stating that (1) all of the conditions to the Offer (other than the Minimum Condition) have been satisfied or waived, (2) upon the conversion by the Stockholder of its Covered Shares into Company Common Stock and the conversion by the Other Stockholder of the shares of Company Stock owned by it into Company Common Stock, the Minimum Condition will have been satisfied, and (3) Merger Sub stands ready to, and will, immediately following such conversion by the Stockholder and the Other Stockholder, accept for payment all shares of Company Common Stock validly tendered in the Offer and not theretofore withdrawn (all of the foregoing documents, the “Tender Documents”).
          (b) The Stockholder hereby agrees that once the Tender Documents shall have been delivered to the Depositary, the Stockholder will not withdraw, nor permit the withdrawal of, any Tender Documents from the Offer, unless and until (i) the Offer shall have been terminated by Merger Sub in accordance with the terms of the Merger Agreement, or (ii) this Agreement shall have been terminated in accordance with Section 6.1.
          (c) Notwithstanding the provisions of Sections 2.1(a) and 2.1(b), in the event of a Change in Recommendation made in compliance with the Merger Agreement, the obligation of the Stockholder to tender and not withdraw its Covered Shares in the manner set forth in this Section 2.1 shall terminate automatically without any further action by any party, and the Stockholder may or may not tender all or any portion of its Covered Shares in the Offer, and may withdraw from the Offer all or any portion of its Covered Shares that it may previously have tendered, as the Stockholder, in its sole discretion, determines.

ARTICLE III
VOTING
     3.1. Agreement to Vote.
          (a) The Stockholder hereby irrevocably and unconditionally agrees that during the period beginning on the date hereof and ending on the earliest of (x) the Operative Date, (y) the termination of the Merger Agreement in accordance with its terms or (z) the termination of this Agreement in accordance with its terms, at the Company Stockholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, the Stockholder shall, in each case, to the fullest extent that such matters are submitted for the vote or written consent of the Stockholder and that the Covered Shares are entitled to vote thereon or consent thereto:
          (i) appear at each such meeting or otherwise cause the Covered Shares as to which the Stockholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and
          (ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Stockholder controls the right to vote (i) in favor of the adoption of the Merger Agreement and any related proposal in furtherance thereof, as reasonably requested by Parent, submitted for the vote or written consent of stockholders; (ii) against any action or agreement submitted for the vote or written consent of stockholders that the Stockholder knows is in opposition to, or competitive or materially inconsistent with, the Offer or the Merger or that the Stockholder knows would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement; and (iii) against any Acquisition Proposal and against any other action, agreement or transaction submitted for the vote or written consent of stockholders that the Stockholder knows would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Stockholder of its obligations under this Agreement, including, but not limited to: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company (including capital stock or other equity interest in its Subsidiaries) or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws (except for any amendment to increase the authorized capital stock); and (F) any change in the capitalization of the Company or the Company’s corporate structure.

Any such vote shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.
          (b) Notwithstanding the provisions of Section 3.1(a), in the event of a Change in Recommendation made in compliance with the Merger Agreement, the obligation of the Stockholder to vote (or cause to be voted), or to deliver (or cause to be delivered) a written consent with respect to, the Covered Shares in the manner set forth in this Section 3.1 shall terminate, together with the authority of each of the proxies set forth in Section 3.3, and the Stockholder may vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, the Covered Shares as the Stockholder, in its sole discretion, determines.
     3.2. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement or as set forth in Section 7 of the Certificate of Designations, and except as may be permitted by Section 5.4(b), it (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares with respect to any of the matters described in Section 3.1(a)(ii) (the “Section 3.1(a) Matters”), (b) has not granted, and shall not grant at any time while this Agreement remains in effect (except pursuant to Section 3.3), a proxy, consent or power of attorney with respect to the Covered Shares with respect to any of the Section 3.1(a) Matters and (c) has not knowingly taken and shall not knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement.
     3.3. Proxy. Without in any way limiting the Stockholder’s right to vote the Covered Shares in its sole discretion on any matters other than the Section 3.1(a) Matters that may be submitted to a stockholder vote, consent or other approval, the Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, Gordon Glenn and Jeffrey Park, pursuant to a proxy to be delivered to Parent substantially in the form attached hereto as Annex A, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other Person designated in writing by Parent (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Covered Shares as to which the Stockholder controls the right to vote in accordance with Section 3.1 and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of the Company at which any of the Section 3.1(a) Matters was to be considered. This proxy is coupled with an interest and shall be irrevocable until the earliest of (i) the Operative Date, (ii) a Change in Recommendation, (iii) the termination of the Merger Agreement in accordance with its terms, or (iv) the termination of this Agreement in accordance with its terms, in which event this proxy shall automatically be revoked without any further action by any party. The Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the Covered Shares with respect to any of the Section 3.1(a) Matters. So long as the proxy granted under this Section 3.3 is a valid uncontested proxy that is effective to deliver the votes of the Covered Shares, the Stockholder shall be deemed to be fulfilling its obligations under Section 3.1. If Parent believes that such proxy is not a valid proxy or if Parent otherwise does not wish to utilize the proxy, Parent will so notify the Stockholder in writing so that the Stockholder will be able to perform its obligations under Section 3.1.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     4.1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:
          (a) Organization; Authorization; Validity of Agreement; Necessary Action . The Stockholder is duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation. The Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder or any stockholder thereof are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) Ownership. The Stockholder’s Existing Shares are, and all of the Covered Shares owned by the Stockholder from the date hereof through and on the Operative Date will be, Beneficially Owned and owned of record by the Stockholder, except that, in the case of the Offer, the Company Convertible Preferred Stock will have been converted into Company Common Stock in accordance with the terms of this Agreement. The Stockholder has good and marketable title to the Stockholder’s Existing Shares, free and clear of any Encumbrances. As of the date hereof, the Stockholder’s Existing Shares constitute all of the shares of Company Stock Beneficially Owned or owned of record by the Stockholder. Except for the rights granted to Parent hereby, the Stockholder has and will have at all times through the Operative Date sole voting power (including the right to control such vote as contemplated herein) with respect to the Section 3.1(a) Matters, sole power of disposition, sole power to issue instructions with respect to the Section 3.1(a) Matters, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by the Stockholder at all times through the Operative Date.
          (c) No Violation. The execution, delivery and performance of this Agreement by the Stockholder does not and will not (whether with or without notice or lapse of time, or both) (i) violate any provision of the certificate of formation or bylaws or other comparable governing documents, as applicable, of the Stockholder, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any Person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any Contract to which the Stockholder is a party or by which it is bound or (iii) violate any Law applicable to the Stockholder or by which any of the Stockholder’s assets or properties is bound, except for any of the foregoing as would not, either individually or in the aggregate, impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
          (d) Consents and Approvals. Other than compliance with applicable securities laws and Laws relating to competition (including any filing under the HSR Act), the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent or delay the performance by the Stockholder of any of its obligations under this Agreement.
          (e) Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its Affiliates before or by any Governmental Entity that would impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
          (f) Finder’s Fees. Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, US Corp., Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or at the direction of the Stockholder.
          (g) Reliance by Parent, US Corp. and Merger Sub. The Stockholder understands and acknowledges that Parent, US Corp. and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.
ARTICLE V
OTHER COVENANTS
     5.1. Prohibition on Transfers, Other Actions.
          (a) Except as permitted by Section 5.4(b), the Stockholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest specifically therein (including by tendering into another tender or exchange offer), except to participate in the Offer or the Merger; (ii) enter into any agreement, arrangement or understanding with any Person (other than Parent, US Corp. or Merger Sub), or knowingly take any other action, that violates or conflicts with the Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) knowingly take any action that could restrict or otherwise affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void.
          (b) The Stockholder hereby covenants and agrees that for a period of one year following the Operative Date (the “Lock-Up Period”), the Stockholder shall not Transfer, or consent to any Transfer of, any shares of Parent Common Stock, or any interest therein, or enter into any Contract, option or other arrangement (including any profit sharing or other derivative arrangement) with respect to the Transfer of, any shares of Parent Common Stock or any interest therein to any person; provided that the Stockholder may participate during the Lock-Up Period with respect to its shares of Parent Common Stock in any merger, tender offer or other business combination or other transaction, in each case, which the Board of Directors of Parent has recommended to Parent’s stockholders. The Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, Parent may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Stockholder’s Parent Common Stock. Parent agrees that it will cause any stop transfer instructions imposed pursuant to this Section 5.1(b) to be lifted, and any legended certificates of Parent Common Stock delivered to the Stockholder pursuant to the Merger Agreement to be replaced with certificates not bearing such legend, promptly following the termination of the Lock-Up Period. The restrictions on transfer provided in this Section 5.1(b) shall be in addition to any restrictions on transfer of the Parent Common Stock imposed by any applicable Laws.
     5.2. Registration Rights Agreement. Concurrently with the execution of this Agreement, Parent and the Stockholder are entering into a Registration Rights Agreement (the “Registration Rights Agreement”).
     5.3. Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
     5.4. No Solicitation.
          (a) The Stockholder hereby agrees that during the term of this Agreement, except as permitted by Section 5.4(b), it shall not, and shall use its reasonable best efforts to ensure that any of its Affiliates or Representatives do not, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing non-public information) the submission of an Acquisition Proposal or any proposal, offer or inquiry that may reasonably be expected to lead to an Acquisition Proposal, (ii) participate or enter into or engage in negotiations or discussions with, or provide any non-public information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal or any proposal, offer or inquiry that may reasonably be expected to lead to an Acquisition Proposal, (iii) make or participate in, directly or indirectly, a “solicitation” of

“proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Company Stock in connection with any vote or other action on any of the Section 3.1(a) Matters, other than to recommend that stockholders of the Company vote in favor of the adoption of the Merger Agreement and as otherwise expressly provided in this Agreement or to otherwise vote or consent with respect to Covered Shares in a manner that would not violate Section 3.1, (iv) vote, approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any letter of intent, memorandum of understanding, agreement, option agreement or other agreement relating to an Acquisition Proposal or any proposal, offer or inquiry that may reasonably be expected to lead to an Acquisition Proposal, or (v) agree to do any of the foregoing. The Stockholder hereby agrees immediately to cease and cause to be terminated all existing solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal or any offer, proposal or inquiry that may reasonably be expected to lead to an Acquisition Proposal, and will inform its Affiliates and Representatives of the obligations undertaken by the Stockholder pursuant to this Agreement, including this Section 5.4(a). If any of the Stockholder’s Affiliates or Representatives takes any action that the Stockholder is not permitted to take under this Section 5.4, it shall be deemed to be a breach of this Section 5.4 by the Stockholder. Notwithstanding anything in this Agreement (including the immediately preceding sentence) to the contrary, no action taken by the Company or any of its Affiliates or Representatives in compliance with Section 6.2 of the Merger Agreement shall be a violation by the Stockholder of this Section 5.4(a).
          (b) Notwithstanding anything contained in this Agreement to the contrary, in the event that the Company Board of Directors exercises its rights under Section 6.2 of the Merger Agreement to (i) furnish information concerning, and provide access to, the Company’s business, properties, employees and assets to any Person or Persons (and their Representatives acting in such capacity), and/or (ii) participate, engage or assist in discussions and negotiations with any Person or Persons (and their Representatives acting in such capacity), in each case, in compliance with Section 6.2 of the Merger Agreement, then (x) the Stockholder and its Representatives likewise may furnish any such information to such Person or Persons, provide such Person or Persons with any such access, and/or participate, engage or assist in any such discussions and negotiations with such Person or Persons; provided that any action taken by the Stockholder shall be taken only in coordination with the Company Board of Directors, and (y) in connection with the Company’s termination of the Merger Agreement pursuant to Section 9.1(f) thereof in order to enter into a transaction which is a Superior Proposal, the Stockholder shall be entitled to enter into a voting or other support agreement with the Person making the Superior Proposal, provided that the effectiveness of such agreement shall be conditioned on the termination of the Merger Agreement in compliance with Section 6.2(c) thereof.
     5.5. Notice of Acquisitions; Proposals Regarding Prohibited Transactions. The Stockholder hereby agrees to notify Parent in writing (a) as promptly as practicable (and in any event within one business day following such acquisition by the Stockholder) of the number of any additional shares of Company Stock or other securities of the Company of which the Stockholder acquires Beneficial Ownership on or after the date hereof and (b) as promptly as practicable (and in any event within the earlier of (i) one business day or (ii) 48 hours) after receipt by the Stockholder of any Acquisition Proposal or any offer, proposal or inquiry that may reasonably be expected to lead to an Acquisition Proposal or after any request for information is sought from or initiated with the Stockholder, and shall disclose the material terms of such Acquisition Proposal, proposal, offer or inquiry, including the identity of the Person or Persons making such Acquisition Proposal, proposal, offer or inquiry (unless prohibited by the confidentiality agreement with such Person) and provide a copy thereof if in writing and any related available material documentation or correspondence. The Stockholder will keep Parent informed on a prompt basis of the status and any material discussions or negotiations (including material amendments and proposed material amendments) relating to any Acquisition Proposal or any such offer, proposal or inquiry.
     5.6. Stockholder Profit.
          (a) In the event that the Merger Agreement shall have been terminated under circumstances in which a Termination Fee is payable or may be payable by the Company to Parent with respect to such termination upon the occurrence of certain events specified in the Merger Agreement, but in each case, subject to such Termination Fee actually becoming payable under the Merger Agreement, the Stockholder shall pay to Parent an amount equal to 50% of the Stockholder’s profit (determined in accordance with Section 5.6(b) below) from the sale or other Transfer of any Covered Shares pursuant to an Acquisition Proposal (including a Superior Proposal) so long as the agreement with respect to such Acquisition Proposal is entered into or such Acquisition Proposal is consummated within 12 months of the termination of this Agreement. Payment shall be made promptly upon the receipt by the Stockholder of the proceeds from such sale or other disposition and shall only be required to be paid if such sale or other disposition is completed or, if later, when the Termination Fee is paid.
          (b) For purposes of this Section 5.6, the profit of the Stockholder shall equal (A) the aggregate consideration for or on account of the Covered Shares that were sold or otherwise Transferred as described in Section 5.6(a) including extraordinary distributions directly or indirectly made in connection with any Acquisition Proposal, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation, less (B) the product of (x) $11.50 and (y) the number of Covered Shares so sold or otherwise Transferred by the Stockholder.
          (c) For purposes of this Section 5.6, the fair market value of any non-cash consideration consisting of:
          (i) securities listed on a national securities exchange or traded or quoted on the Nasdaq (“Traded Securities”) shall be equal to the average closing price per share of such security as reported on the composite trading system of such exchange or by Nasdaq for the five trading days ending on the trading day immediately prior to the date of the value determination (the “Valuation Period”); and
          (ii) consideration which is other than cash or Traded Securities shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by Parent and the Stockholder within ten business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided, further, that the fees and expenses of such investment banking firm shall be borne equally by Parent and the Stockholder. The determination of the investment-banking firm shall be binding upon the parties.
          (d) Any payment of profit under this Section 5.6 shall be paid in the same proportion of cash and non-cash consideration as the aggregate consideration received by the Stockholder in the Acquisition Proposal or other disposition.
          (e) In the event that the Merger Agreement shall have been terminated under circumstances in which a Termination Fee is payable or may be payable by the Company to Parent with respect to such termination upon the occurrence of certain events specified in the Merger Agreement, then the Stockholder shall not, until the 12-month anniversary of the termination of this Agreement, Transfer any of the Covered Shares (i) to its limited partners or (ii) to any of its Affiliates unless such Affiliate agrees in writing to be bound by the provisions of this Section 5.6.
          (f) Neither the Stockholder nor Parent shall, and each shall use its reasonable best efforts to ensure that its respective Affiliates do not, engage in any Prohibited Activity with respect to any subject Traded Securities during an applicable Valuation Period. “Prohibited Activity” means any acquisition or disposition, in open market transactions, private transactions or otherwise, during the Valuation Period of any of the subject Traded Securities or any securities convertible into or exchangeable for or derivative of the subject Traded Securities or any other action, in the case of any of the foregoing, taken intentionally for the purpose of manipulating the price of the subject Traded Securities during the Valuation Period.
     5.7. Release. From and after the Effective Time, the Stockholder finally and forever releases Parent and the Company, and their respective successors, assigns, officers, directors, employees and all affiliates and Subsidiaries, past and present, of Parent and the Company (the “Releasees”) from each and every agreement, commitment, indebtedness, obligation and claim of every nature and kind whatsoever, known or unknown, suspected or unsuspected (each, a “Claim” and collectively, the “Claims”) that (A) the Stockholder may have had in the past, may have as of the date hereof or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against any of the Releasees and (B) has arisen or arises directly out of the Stockholder’s interest as a stockholder of the Company or any of its Subsidiaries; except with respect to any such Claims arising under this Agreement, the Merger Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby, and any Claim by the Stockholder for failure by the Company to pay all accrued and unpaid dividends on the Company Convertible Preferred Stock prior to the Operative Date.
     5.8. Waiver of Appraisal Rights. The Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that the Stockholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.
     5.9. Further Assurances. From time to time, at Parent’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.
     5.10. Disclosure. Neither Parent, the Company nor the Stockholder will issue any press release or make any other public statement, and shall not authorize or permit any of its Subsidiaries or Affiliates or any of its or their Representatives to issue any press release or make any other public statement with respect to the Merger Agreement, this Agreement, the Registration Rights Agreement or any of the transactions contemplated by the Merger Agreement, this Agreement or the Registration Rights Agreement without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing requirement with the Nasdaq or the Toronto Stock Exchange, including any filings required under the Securities Act or the Exchange Act.
     5.11. Meeting Rights. During the Lock-Up Period, the Stockholder shall be entitled to attend any meeting held pursuant to the Other Stockholder’s exercise of its right to meet each calendar quarter with the Chief Executive Officer and the Chief Financial Officer of Parent.
     5.12. Rule 144. Parent agrees to use its reasonable best efforts to file all reports required to be filed by it under the Exchange Act to the extent required to enable the Stockholder, after the expiration of the Lock-Up Period, to sell the Parent Common Stock pursuant to and in accordance with Rule 144.
     5.13. Affiliate Agreements. The Stockholder shall take all actions necessary to cause the Registration Rights Agreement, dated as of March 19, 2004, by and among the Company, the Stockholder, the Other Stockholder, and such other persons who became signatories thereto as provided therein to be terminated (without any payment), effective as of and contingent upon the earlier to occur of the Acceptance Date and the Effective Time, such that such agreement shall be of no further force or effect immediately thereafter. The Stockholder has approved the Certificate of Amendment. The Stockholder hereby waives its right of first offer under the Amended and Restated Preferred Stock Purchase Agreement, dated as of November 26, 2003, by and between the Company and the Stockholder, in connection with the Merger Agreement and the transactions contemplated thereby.
ARTICLE VI
MISCELLANEOUS
     6.1. Termination. This Agreement shall remain in effect until the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, and (ii) the delivery of written notice of termination by the Stockholder to Parent following any Fundamental Amendment effected without the prior written consent of the Stockholder, and upon the occurrence of the earliest of such events this Agreement shall terminate and be of no further force; provided, however, that the provisions of Section 5.6, this Section 6.1, the last sentence of Section 6.2(a) and Sections 6.4 through 6.13 shall survive any termination of this Agreement. Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for willful breach of this Agreement. “Fundamental Amendment” means the execution by the Company, Parent, US Corp. and Merger Sub of an amendment to, or waiver by the Company, Parent, US Corp. or Merger Sub of any provision of, the Offer or the Merger Agreement that reduces the amount of the Offer Price or the Merger Consideration, changes the form of the Offer Price or the Merger Consideration to include or substitute therefor a form other than cash and Parent Common Stock, or decreases the ratio of cash to Parent Common Stock included in the Offer Price or the Merger Consideration. If the Stockholder does not exercise the termination right described above within five business days following the date the Stockholder is notified that such Fundamental Amendment is effected, then this Agreement shall give effect to any modified terms incorporated from the Merger Agreement and, except as so modified, shall continue in full force and effect.
     6.2. Legends; Stop Transfer Order.
          (a) In furtherance of this Agreement, the Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Covered Shares held of record by the Stockholder and to legend the share certificates. The Company agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the Company Stock and to legend the share certificates. The Company agrees that, (i) if this Agreement is terminated in accordance with Section 6.1, then, promptly following the termination of this Agreement, (ii) if Merger Sub accepts the Covered Shares for payment pursuant to the terms of the Offer, then, concurrently with such acceptance (and in any event within such time as would not delay receipt by the Stockholder of the Offer Price), or (iii) if the transactions contemplated by the Merger Agreement are effected as a One Step Merger, then, immediately following the Closing (and in any event within such time as would not delay receipt by the Stockholder of the Merger Consideration), the Company will cause any stop transfer instructions imposed pursuant to this Section 6.2 to be lifted and any legended certificates delivered pursuant to this Section 6.2 to be replaced with certificates not bearing such legend.
          (b) Each certificate representing Covered Shares held of record by the Stockholder shall bear the following legend on the face thereof:
          “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN STOCKHOLDER AGREEMENT DATED AS OF FEBRUARY 25, 2008, AMONG SXC HEALTH SOLUTIONS CORP., NEW MOUNTAIN AFFILIATED INVESTORS, L.P. AND NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC., AS THE SAME MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH STOCKHOLDER AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.”
          The Stockholder will cause all of its Existing Shares held of record by the Stockholder and any securities that become Covered Shares held of record by the Stockholder after the date hereof to be delivered to the Company for the purpose of applying such legend (if not so endorsed upon issuance). The Company shall return to the delivering party, as promptly as possible, any securities so delivered. The delivery of such securities by the delivering party shall not in any way affect such party’s rights with respect to such securities.

     6.3. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares, except as otherwise provided herein. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
     6.4. Notices.
          (a) All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (upon telephonic confirmation of receipt), on the first business day following the date of dispatch if delivered by a recognized next day courier service or on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing in accordance with this Section 6.4 by the party to receive such notice.
          (i) if to Parent, to:
SXC Health Solutions Corp.
2441 Warrenville Road, Suite 610
Lisle, IL 60532-3246
Fax: (630) 328-2190
Attention: Chief Financial Officer
              with a copy to:
Sidley Austin LLP
1 South Dearborn Street
Chicago, IL 60603
Fax: (312) 853-7036
Attention: Gary D. Gerstman
Scott R. Williams
          (ii) if to the Company, to:
National Medical Health Card Systems, Inc.
26 Harbor Park Drive
Port Washington, NY 11050
Fax: (516) 605-6989
Attention: George McGinn, Esq.
              with a copy to:
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, TN 37238

Fax: (615) 742-6293
Attention: J. Allen Overby, Esq.
Jennifer H. Noonan, Esq.
          (iii) if to the Stockholder, to:
New Mountain Affiliated Investors, L.P.
787 Seventh Avenue, 49th Floor
New York, NY 10019
Fax: (212) 582-2277
Attention: Mr. Michael B. Ajouz
              with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Fax: (212) 859-4000
Attention: Aviva F. Diamant, Esq.
          (b) A copy of all notices and other communications from Parent or Merger Sub to the Company (and vice versa) under the Merger Agreement shall be sent at the same time to the Stockholder at the above address, with a copy to its counsel at the above address, and the provisions of this Section 6.4 shall apply to such notices and communications; provided that no failure to provide such notice to the Stockholder shall relieve the Stockholder of its obligations under this Agreement.
     6.5. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.
     6.6. Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     6.7. Entire Agreement. This Agreement, the Registration Rights Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.
     6.8. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. (a) This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
          (b) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Action arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 6.8.
     6.9. Amendment; Waiver; Expenses.
          (a) This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Parent, the Company and the Stockholder.
          (b) The Stockholder agrees that it is solely responsible (without reimbursement from the Company) for all costs and expenses (including all fees and expenses of counsel) incurred by the Stockholder in connection with this Agreement and the Registration Rights Agreement.
     6.10. Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
     6.11. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its stockholders or partners, as applicable. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.
     6.12. Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     6.13. Stockholder Capacity. The restrictions and covenants of the Stockholder hereunder shall not be binding, and shall have no effect, in any way with respect to any director or officer of the Company or any of its Subsidiaries in such Person’s capacity as such a director or officer, nor shall any action taken by any such director or officer in his or her capacity as such be deemed a breach by the Stockholder of this Agreement.
[Remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

SXC HEALTH SOLUTIONS CORP.

By: Name:	/s/ Jeffrey Park Jeffrey Park
Title:	Chief Financial Officer

NEW MOUNTAIN AFFILIATED INVESTORS, L.P.

By:	New Mountain GP, LLC, its general partner

By:	/s/ Steven B. Klinsky

Name:	Steven B. Klinsky
Title:	Chief Executive Officer

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

By:	/s/ George McGinn

Name:	George McGinn
Title:	General Counsel and Secretary

ANNEX A
IRREVOCABLE PROXY
Dated as of February 25, 2008
     The undersigned Stockholder (the “Stockholder”) of National Medical Health Card Systems, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Gordon Glenn and Jeffrey Park, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Covered Shares”), in accordance with the terms of this Proxy. The Covered Shares beneficially owned by the Stockholder as of the date of this Proxy are listed on the signature page of this Proxy, along with the number(s) of the stock certificate(s) representing such Covered Shares. Upon the Stockholder’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Covered Shares are hereby revoked and terminated, and the Stockholder agrees not to grant any subsequent proxies with respect to the Covered Shares, with respect to any of the matters referred to in any of clauses (a) through (c) below until after the Expiration Time (as defined below).
     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Stockholder Agreement of even date herewith (the “Stockholder Agreement”) by and among SXC Health Solutions Corp., a corporation organized under the laws of Yukon Territory, Canada (“Parent”), the Company and the undersigned Stockholder of the Company, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (as it may hereafter be amended from time to time in accordance with the provisions thereof, the “Merger Agreement”) by and among Parent, SXC Health Solutions, Inc., a Texas corporation (“US Corp.”), Comet Merger Corporation, a newly-formed Delaware corporation that is wholly-owned by US Corp. and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides that Merger Sub will commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), and following the consummation of the Offer (or, subject to certain conditions, in lieu thereof), Merger Sub will merge with and into the Company (the “Merger”) and the Stockholder will be entitled to receive the merger consideration specified therein. The term “Expiration Time”, as used in this Proxy, shall mean the earliest to occur of (i) the Operative Date, (ii) a Change in Recommendation, (iii) the termination of the Merger Agreement in accordance with its terms, and (iv) the termination of the Stockholder Agreement in accordance with its terms.
     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior to the Expiration Time, to act as the Stockholder’s attorney and proxy to vote all of the Covered Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to all of the Covered Shares

(including, without limitation, the power to execute and deliver written consents) at every annual or special meeting of stockholders of the Company (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting:
     (a) in favor of the adoption of the Merger Agreement and any related proposal in furtherance thereof, as reasonably requested by Parent, submitted for the vote or written consent of stockholders;
     (b) against any action or agreement submitted for the vote or written consent of stockholders that the Stockholder knows is in opposition to, or competitive or materially inconsistent with, the Offer or the Merger or that the Stockholder knows would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in the Stockholder Agreement; and
     (c) against any Acquisition Proposal (as defined in the Merger Agreement) and against any other action, agreement or transaction submitted for the vote or written consent of stockholders that the Stockholder knows would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Offer or the Merger or the other transactions contemplated by the Merger Agreement or the Stockholder Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Stockholder of its obligations under the Stockholder Agreement, including, but not limited to: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company (including capital stock or other equity interests in its Subsidiaries) or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws (except for any amendment to increase the authorized capital stock); and (F) any change in the capitalization of the Company or the Company’s corporate structure.
     Any term or provision of this Proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     The restrictions and covenants of the Stockholder hereunder shall not be binding, and shall have no effect, in any way with respect to any director or officer of the Company or any of its Subsidiaries in such Person’s capacity as such a director or officer, nor shall any action taken by any such director or officer in his or her capacity as such be deemed a breach by the Stockholder of this Proxy.
     Any obligation of the Stockholder hereunder shall be binding upon the successors and assigns of the Stockholder.
     This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time.
[signature page follows]

COUNTERPART SIGNATURE PAGE
     IN WITNESS WHEREOF, the Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

NEW MOUNTAIN AFFILIATED INVESTORS, L.P.

By:	New Mountain GP, LLC, its general partner

By:	/s/ Steven B. Klinsky
Name:	Steven B. Klinsky
Title:	Chief Executive Officer
NUMBER OF OUTSTANDING SHARES OF COMPANY STOCK BENEFICIALLY OWNED BY THE STOCKHOLDER:

SERIES A 7% CONVERTIBLE PREFERRED STOCK	165,725

COMMON STOCK	165,725 (upon conversion)

Stockholder Address:
New Mountain Affiliated Investors, L.P.
787 Seventh Avenue, 49th Floor
New York, NY 10019
Attention: Mr. Michael B. Ajouz
Fax: (212) 582-2277
with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Aviva F. Diamant, Esq.
Fax: (212) 859-4000